Equinix Reports Third Quarter 2019 Results

Interconnection and Data Center Leader Delivers 67th Consecutive Quarter of Revenue Growth

REDWOOD CITY, Calif., Oct. 30, 2019 /PRNewswire/ --

  Quarterly revenues increased 9% year-over-year to $1.397 billion, which includes $8 million of negative foreign currency impact when compared to prior guidance rates. This reflects an 8% year-over-year increase on a normalized and constant currency basis
  Delivered one of the strongest interconnection quarters in the company's history
  Recognized by the U.S. Environmental Protection Agency (EPA) for leading green power use, ranking number four on the EPA's National Top 100 Partners list
  Delivered record channel bookings, accounting for more than 30% of total bookings

Equinix, Inc. (Nasdaq: EQIX), the global interconnection and data center company, today reported results for the quarter ended September 30, 2019. Equinix uses certain non-GAAP financial measures, which are described further below and reconciled to the most comparable GAAP financial measures after the presentation of our GAAP financial statements. All per share results are presented on a fully diluted basis.

Third Quarter 2019 Results Summary

  Revenues
    $1.397 billion, a 1% increase over the previous quarter
    Includes $8 million of negative foreign currency impact when compared to prior guidance rates
  Operating Income
    $285 million, a 2% decrease from the previous quarter, and an operating margin of 20%
  Adjusted EBITDA
    $675 million, a 48% adjusted EBITDA margin
    Includes $4 million of negative foreign currency impact when compared to prior guidance rates
    Includes $2 million of integration costs
  Net Income and Net Income per Share attributable to Equinix
    $121 million, a 16% decrease from the previous quarter including a $16 million increased income tax expense attributable to FX hedge gains
    $1.41 per share, a 17% decrease from the previous quarter including a per share reduction of $0.19 related to increased income tax expense attributable to FX hedge gains, a significant portion of which is expected to reverse in Q4
  AFFO and AFFO per Share
    $473 million, a 5% decrease from the previous quarter
    $5.52 per share including a per share reduction of $0.19 related to increased income tax expense attributable to FX hedge gains, a significant portion of which is expected to reverse in Q4
    Includes $2 million of integration costs

2019 Annual Guidance Summary

  Revenues
    $5.554 - $5.564 billion, a normalized and constant currency increase of approximately 9% over the previous year
    Includes a $21 million negative foreign currency impact when compared to prior guidance rates
  Adjusted EBITDA
    $2.666 - $2.676 billion, a 48% adjusted EBITDA margin
    Includes a $10 million negative foreign currency impact when compared to prior guidance rates
    Assumes $9 million of integration costs
  AFFO and AFFO per Share
    $1.913 - $1.923 billion, a normalized and constant currency increase of 13 - 14% over the previous year
    $22.56 - $22.68 per share, a normalized and constant currency increase of approximately 8% over the previous year
    Includes $10 million of increased income tax expense attributable to FX hedge gains, a per share impact of $0.12
    Assumes $9 million of integration costs

Equinix does not provide forward-looking guidance for certain financial data, such as depreciation, amortization, accretion, stock-based compensation, net income (loss) from operations, cash generated from operating activities and cash used in investing activities, and as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data without unreasonable effort. The impact of such adjustments could be significant.

Quote

Charles Meyers, President and CEO, Equinix:

"We had another great quarter, building on our market leadership and unlocking the power of Platform Equinix by expanding our geographic reach, enhancing our market-leading interconnection portfolio and launching new offerings that respond to the evolving needs of our customers. We have a clear view of our strategy and are actively building new capabilities that will enable us to achieve our vision for the future of Platform Equinix, allowing customers to reach everywhere, interconnect everyone and integrate everything on their digital transformation journey."

Business Highlights

  Equinix continued to invest in building out its global platform in response to strong customer demand and a high level of inventory utilization:
    On October 4, Equinix announced a US$175 million definitive agreement to acquire three Axtel data centers that serve two new strategic technology metros in Mexico. This acquisition, when combined with the previous acquisitions of key traffic hubs in Dallas (Infomart) and Miami (NAP of the Americas), will further strengthen Equinix's global platform by increasing interconnection between North, Central and South America.
    On October 9, Equinix announced the completion of the formation of the greater than US$1.0 billion joint venture in the form of a limited liability partnership with GIC, Singapore's sovereign wealth fund, to develop and operate xScale™ data centers in Europe. This was a strategic milestone for Equinix, enhancing its ability to respond to the rapidly expanding needs of the world's largest cloud and hyperscale companies while strengthening leadership in the cloud ecosystem.
    Equinix continues its investment in organic growth and expansion activities with 28 major expansion projects underway across 21 markets and 16 countries. Among them are four xScale data centers and four newly announced projects, including phased expansions in Chicago and Toronto, and two new builds in Washington, D.C.
    Additionally, Equinix completed six new phased expansions or openings this quarter, including two new International Business Exchange™ (IBX®) data centers in Helsinki and Seoul.
  Equinix achieved its best-ever third quarter bookings with strong performance across all three regions (Americas, EMEA and Asia-Pacific) with notable momentum in EMEA. Bookings this quarter spanned across more than 3,100 customers, with the majority of bookings composed of small to mid-sized multi-metro deals. Equinix continues to lead in cloud connectivity, with over three times as many metros with multicloud on-ramps as its nearest competitor.
  Equinix continues the growth of its indirect selling initiatives, as the company pursues high-value strategic channel partnerships. In Q3, Equinix delivered record channel bookings, accounting for more than 30% of total bookings, with 60% of this activity going into the enterprise vertical. New channel wins this quarter spanned across all end-user types including insurance, federal government, banking, public utilities and pharmaceutical, with network optimization and hybrid multicloud as key use cases.
  Interconnection growth again outpaced colocation revenues, growing 13% year-over-year on a normalized and constant currency basis, driven by solid traction across all interconnection products. Today, Equinix has the most comprehensive global interconnection platform, comprising over 356,000 physical and virtual interconnections. In Q3, Equinix added 8,500 interconnections, more per quarter than our top 10 competitors combined. In the quarter, Equinix surpassed 20,000 virtual connections enabled by Equinix Cloud Exchange Fabric™ (ECX Fabric™), which accounted for more than 5% of total interconnections and serves more than 1,800 customers.
  Equinix is advancing the company's sustainability agenda with meaningful progress across environmental, social and governance initiatives. Equinix is progressing on its commitment to 100% sustainable energy, and over 90% of its energy consumption is now covered by clean and renewable energy sources. In Q3, the U.S. EPA recognized Equinix for leading in green power use, ranking the company number four on the EPA's National Top 100 Partners list, and Equinix received the EPA's Green Power Leadership Award for the 3rd consecutive year, recognizing the company's contribution to advancing the development of the nation's voluntary green power market.
  Equinix added key leadership positions with the appointments of Sandra Rivera to its Board of Directors and Justin Dustzadeh as its Chief Technology Officer.

Business Outlook

For the fourth quarter of 2019, the Company expects revenues to range between $1.409 and $1.419 billion, an increase of 1% quarter-over-quarter, or a normalized and constant currency increase of approximately 2%. This guidance includes a negative foreign currency impact of $7 million when compared to the average FX rates in Q3 2019. Adjusted EBITDA is expected to range between $654 and $664 million, including the impact of timing of spend, a $3 million negative foreign currency impact when compared to the average FX rates in Q3 2019 and $3 million of integration costs from acquisitions. Recurring capital expenditures are expected to range between $65 and $75 million.

For the full year of 2019, total revenues are expected to range between $5.554 and $5.564 billion, a 10% increase over the previous year, or a normalized and constant currency increase of 9% at the mid-point. This updated guidance maintains prior full year revenue guidance, offset by a negative foreign currency impact of $21 million when compared to prior guidance rates. Adjusted EBITDA is expected to range between $2.666 and $2.676 billion, an adjusted EBITDA margin of 48%. This updated guidance raises full year adjusted EBITDA by $6 million, offset by a negative foreign currency impact of $10 million when compared to prior guidance rates, and includes an expected $9 million of integration costs. AFFO is expected to range between $1.913 and $1.923 billion, an approximate 16% increase over the previous year, or a normalized and constant currency increase of 13 - 14%. This updated guidance raises full year underlying AFFO by $8 million due to strong business performance, offset by $10 million of increased income tax expense attributed to FX hedge gains and a negative foreign currency impact. AFFO per share is expected to range between $22.56 - $22.68, an increase of approximately 8% over the previous year, on a normalized and constant currency basis. Non-recurring capital expenditures are expected to range between $1.730 and $1.920 billion, and recurring capital expenditures are expected to range between $170 and $180 million.

The U.S. dollar exchange rates used for 2019 guidance, taking into consideration the impact of our current foreign currency hedges, have been updated to $1.15 to the Euro, $1.31 to the Pound, S$1.38 to the U.S. dollar, ¥108 to the U.S. dollar, and R$4.14 to the U.S. dollar. The Q3 2019 global revenue breakdown by currency for the Euro, British Pound, Singapore Dollar, Japanese Yen and Brazilian Real is 20%, 9%, 7%, 6% and 3%, respectively.

The adjusted EBITDA guidance is based on the revenue guidance less our expectations of cash cost of revenues and cash operating expenses. The AFFO guidance is based on the adjusted EBITDA guidance less our expectations of net interest expense, an installation revenue adjustment, a straight-line rent expense adjustment, a contract cost adjustment, amortization of deferred financing costs and debt discounts and premiums, income tax expense, an income tax expense adjustment, recurring capital expenditures, other income (expense), (gains) losses on disposition of real estate property and adjustments for unconsolidated joint ventures' and non-controlling interests' share of these items.

Q3 2019 Results Conference Call and Replay Information

Equinix will discuss its quarterly results for the period ended September 30, 2019, along with its future outlook, in its quarterly conference call on Wednesday, October 30, 2019, at 5:30 p.m. ET (2:30 p.m. PT). A simultaneous live webcast of the call will be available on the Company's Investor Relations website at www.equinix.com/investors. To hear the conference call live, please dial 1-517-308-9482 (domestic and international) and reference the passcode EQIX.

A replay of the call will be available one hour after the call through Wednesday, February 12, 2020, by dialing 1-203-369-2048 and referencing the passcode 2019. In addition, the webcast will be available at www.equinix.com/investors (no password required).

Investor Presentation and Supplemental Financial Information

Equinix has made available on its website a presentation designed to accompany the discussion of Equinix's results and future outlook, along with certain supplemental financial information and other data. Interested parties may access this information through the Equinix Investor Relations website at www.equinix.com/investors.

Additional Resources

  Equinix Investor Relations Resources

About Equinix

Equinix, Inc. (Nasdaq: EQIX) connects the world's leading businesses to their customers, employees and partners inside the most-interconnected data centers. On this global platform for digital business, companies come together across more than 50 markets on five continents to reach everywhere, interconnect everyone and integrate everything they need to create their digital futures.

Non-GAAP Financial Measures

Equinix provides all information required in accordance with generally accepted accounting principles ("GAAP"), but it believes that evaluating its ongoing operating results may be difficult if limited to reviewing only GAAP financial measures. Accordingly, Equinix uses non-GAAP financial measures to evaluate its operations.

Equinix provides normalized and constant currency growth rates, which are calculated to adjust for acquisitions, dispositions, integration costs, changes in accounting principles and foreign currency.

Equinix presents adjusted EBITDA, which is a non-GAAP financial measure. Adjusted EBITDA represents income or loss from operations excluding depreciation, amortization, accretion, stock-based compensation expense, restructuring charges, impairment charges, transaction costs and gain or loss on asset sales.

In presenting non-GAAP financial measures, such as adjusted EBITDA, cash cost of revenues, cash gross margins, cash operating expenses (also known as cash selling, general and administrative expenses or cash SG&A), adjusted EBITDA margins, free cash flow and adjusted free cash flow, Equinix excludes certain items that it believes are not good indicators of Equinix's current or future operating performance. These items are depreciation, amortization, accretion of asset retirement obligations and accrued restructuring charges, stock-based compensation, restructuring charges, impairment charges, transaction costs and gain or loss on asset sales. Equinix excludes these items in order for its lenders, investors and the industry analysts who review and report on Equinix to better evaluate Equinix's operating performance and cash spending levels relative to its industry sector and competitors.

Equinix excludes depreciation expense as these charges primarily relate to the initial construction costs of an IBX data center, and do not reflect its current or future cash spending levels to support its business. Its IBX data centers are long-lived assets, and have an economic life greater than 10 years. The construction costs of an IBX data center do not recur with respect to such data center, although Equinix may incur initial construction costs in future periods with respect to additional IBX data centers, and future capital expenditures remain minor relative to the initial investment. This is a trend it expects to continue. In addition, depreciation is also based on the estimated useful lives of the IBX data centers. These estimates could vary from actual performance of the asset, are based on historic costs incurred to build out our IBX data centers and are not indicative of current or expected future capital expenditures. Therefore, Equinix excludes depreciation from its operating results when evaluating its operations.

In addition, in presenting the non-GAAP financial measures, Equinix also excludes amortization expense related to acquired intangible assets. Amortization expense is significantly affected by the timing and magnitude of acquisitions and these charges may vary in amount from period to period. We exclude amortization expense to facilitate a more meaningful evaluation of our current operating performance and comparisons to our prior periods. Equinix excludes accretion expense, both as it relates to its asset retirement obligations as well as its accrued restructuring charges, as these expenses represent costs which Equinix also believes are not meaningful in evaluating Equinix's current operations. Equinix excludes stock-based compensation expense, as it can vary significantly from period to period based on share price and the timing, size and nature of equity awards. As such, Equinix and many investors and analysts exclude stock-based compensation expense to compare its operating results with those of other companies. Equinix excludes restructuring charges from its non-GAAP financial measures. The restructuring charges relate to Equinix's decision to exit leases for excess space adjacent to several of its IBX data centers, which it did not intend to build out, or its decision to reverse such restructuring charges. Equinix also excludes impairment charges related to certain long-lived assets. The impairment charges are related to expense recognized whenever events or changes in circumstances indicate that the carrying amount of long-lived assets are not recoverable. Equinix also excludes gain or loss on asset sales as it represents profit or loss that is not meaningful in evaluating the current or future operating performance. Finally, Equinix excludes transaction costs from its non-GAAP financial measures to allow more comparable comparisons of the financial results to the historical operations. The transaction costs relate to costs Equinix incurs in connection with business combinations and formation of joint ventures, including advisory, legal, accounting, valuation and other professional or consulting fees. Such charges generally are not relevant to assessing the long-term performance of Equinix. In addition, the frequency and amount of such charges vary significantly based on the size and timing of the transactions. Management believes items such as restructuring charges, impairment charges, transaction costs and gain or loss on asset sales are non-core transactions; however, these types of costs may occur in future periods.

Equinix also presents funds from operations ("FFO") and adjusted funds from operations ("AFFO"), both commonly used in the REIT industry, as supplemental performance measures. FFO is calculated in accordance with the definition established by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO represents net income or loss, excluding gain or loss from the disposition of real estate assets, depreciation and amortization on real estate assets and adjustments for unconsolidated joint ventures' and non-controlling interests' share of these items. AFFO represents FFO, excluding depreciation and amortization expense on non-real estate assets, accretion, stock-based compensation, restructuring charges, impairment charges, transaction costs, an installation revenue adjustment, a straight-line rent expense adjustment, a contract cost adjustment, amortization of deferred financing costs and debt discounts and premiums, gain or loss on debt extinguishment, an income tax expense adjustment, recurring capital expenditures, net income or loss from discontinued operations, net of tax and adjustments from FFO to AFFO for unconsolidated joint ventures' and non-controlling interests' share of these items. Equinix excludes depreciation expense, amortization expense, accretion, stock-based compensation, restructuring charges, impairment charges and transaction costs for the same reasons that they are excluded from the other non-GAAP financial measures mentioned above.

Equinix includes an adjustment for revenues from installation fees, since installation fees are deferred and recognized ratably over the period of contract term, although the fees are generally paid in a lump sum upon installation. Equinix includes an adjustment for straight-line rent expense on its operating leases, since the total minimum lease payments are recognized ratably over the lease term, although the lease payments generally increase over the lease term. Equinix also includes an adjustment to contract costs incurred to obtain contracts, since contract costs are capitalized and amortized over the estimated period of benefit on a straight-line basis, although costs of obtaining contracts are generally incurred and paid during the period of obtaining the contracts. The adjustments for installation revenues, straight-line rent expense and contract costs are intended to isolate the cash activity included within the straight-lined or amortized results in the consolidated statement of operations. Equinix excludes the amortization of deferred financing costs and debt discounts and premiums as these expenses relate to the initial costs incurred in connection with its debt financings that have no current or future cash obligations. Equinix excludes gain or loss on debt extinguishment since it represents a cost that is not a good indicator of Equinix's current or future operating performance. Equinix includes an income tax expense adjustment, which represents the non-cash tax impact due to changes in valuation allowances and uncertain tax positions that do not relate to the current period's operations. Equinix excludes recurring capital expenditures, which represent expenditures to extend the useful life of its IBX data centers or other assets that are required to support current revenues. Equinix also excludes net income or loss from discontinued operations, net of tax, which represents results that are not a good indicator of our current or future operating performance.

Equinix presents constant currency results of operations, which is a non-GAAP financial measure and is not meant to be considered in isolation or as an alternative to GAAP results of operations. However, Equinix has presented this non-GAAP financial measure to provide investors with an additional tool to evaluate its operating results without the impact of fluctuations in foreign currency exchange rates, thereby facilitating period-to-period comparisons of Equinix's business performance. To present this information, Equinix's current and comparative prior period revenues and certain operating expenses from entities with functional currencies other than the U.S. dollar are converted into U.S. dollars at a consistent exchange rate for purposes of each result being compared.

Non-GAAP financial measures are not a substitute for financial information prepared in accordance with GAAP. Non-GAAP financial measures should not be considered in isolation, but should be considered together with the most directly comparable GAAP financial measures and the reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures. Equinix presents such non-GAAP financial measures to provide investors with an additional tool to evaluate its operating results in a manner that focuses on what management believes to be its core, ongoing business operations. Management believes that the inclusion of these non-GAAP financial measures provides consistency and comparability with past reports and provides a better understanding of the overall performance of the business and its ability to perform in subsequent periods. Equinix believes that if it did not provide such non-GAAP financial information, investors would not have all the necessary data to analyze Equinix effectively.

Investors should note that the non-GAAP financial measures used by Equinix may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as those of other companies. Investors should, therefore, exercise caution when comparing non-GAAP financial measures used by us to similarly titled non-GAAP financial measures of other companies. Equinix does not provide forward-looking guidance for certain financial data, such as depreciation, amortization, accretion, stock-based compensation, net income or loss from operations, cash generated from operating activities and cash used in investing activities, and as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data without unreasonable effort. The impact of such adjustments could be significant. Equinix intends to calculate the various non-GAAP financial measures in future periods consistent with how they were calculated for the periods presented within this press release.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the challenges of acquiring, operating and constructing IBX data centers and developing, deploying and delivering Equinix products and solutions; unanticipated costs or difficulties relating to the integration of companies we have acquired or will acquire into Equinix; a failure to receive significant revenues from customers in recently built out or acquired data centers; failure to complete any financing arrangements contemplated from time to time; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; risks related to our taxation as a REIT; and other risks described from time to time in Equinix filings with the Securities and Exchange Commission. In particular, see recent Equinix quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

EQUINIX, INC. Condensed Consolidated Statements of Operations (in thousands, except per share data) (unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Recurring revenues	$1,319,336	$1,306,045	$1,207,806	$3,900,209	$3,546,184
Non-recurring revenues	77,474	78,932	75,945	244,796	215,387
Revenues	1,396,810	1,384,977	1,283,751	4,145,005	3,761,571
Cost of revenues	704,339	698,179	660,309	2,084,548	1,934,540
Gross profit	692,471	686,798	623,442	2,060,457	1,827,031
Operating expenses:
Sales and marketing	161,574	159,201	157,920	490,490	471,898
General and administrative	241,812	232,656	206,902	689,514	620,548
Transaction costs	2,991	2,774	(1,120)	8,236	33,932
Impairment charges	1,189	386	—	16,023	—
Gain on asset sales	(463)	—	(6,013)	(463)	(6,013)
Total operating expenses	407,103	395,017	357,689	1,203,800	1,120,365
Income from operations	285,368	291,781	265,753	856,657	706,666
Interest and other income (expense):
Interest income	8,201	7,762	2,912	20,165	11,480
Interest expense	(118,674)	(120,547)	(130,566)	(362,067)	(391,516)
Other income	3,428	12,180	3,744	15,442	9,546
Gain (loss) on debt extinguishment	315	—	1,492	(67)	(39,214)
Total interest and other, net	(106,730)	(100,605)	(122,418)	(326,527)	(409,704)
Income before income taxes	178,638	191,176	143,335	530,130	296,962
Income tax expense	(57,827)	(47,324)	(18,510)	(147,720)	(41,625)
Net income	120,811	143,852	124,825	382,410	255,337
Net (income) loss attributable to non-controlling interests	39	(325)	—	45	—
Net income attributable to Equinix	$120,850	$143,527	$124,825	$382,455	$255,337
Net income per share attributable to Equinix:
Basic net income per share	$1.42	$1.70	$1.56	$4.57	$3.21
Diluted net income per share	$1.41	$1.69	$1.55	$4.54	$3.19
Shares used in computing basic net income per share	85,012	84,399	79,872	83,753	79,533
Shares used in computing diluted net income per share	85,571	84,767	80,283	84,223	79,956

EQUINIX, INC. Condensed Consolidated Statements of Comprehensive Income (in thousands) (unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Net income	$120,811	$143,852	$124,825	$382,410	$255,337
Other comprehensive loss, net of tax:
Foreign currency translation adjustment ("CTA") gain (loss)	(284,927)	25,127	(77,566)	(341,519)	(352,948)
Net investment hedge CTA gain (loss)	188,897	(37,857)	27,214	227,890	180,694
Unrealized gain (loss) on cash flow hedges	14,217	(3,355)	6,184	19,086	37,384
Net actuarial gain (loss) on defined benefit plans	(8)	(7)	14	(26)	35
Total other comprehensive loss, net of tax	(81,821)	(16,092)	(44,154)	(94,569)	(134,835)
Comprehensive income, net of tax	38,990	127,760	80,671	287,841	120,502
Net (income) loss attributable to non-controlling interests	39	(325)	—	45	—
Other comprehensive loss attributable to non-controlling interests	28	14	—	35	—
Comprehensive income attributable to Equinix	$39,057	$127,449	$80,671	$287,921	$120,502

EQUINIX, INC. Condensed Consolidated Balance Sheets (in thousands) (unaudited)

	September 30, 2019	December 31, 2018
Assets
Cash and cash equivalents	$1,402,400	$606,166
Short-term investments	19,567	4,540
Accounts receivable, net	746,571	630,119
Other current assets	305,246	274,857
Assets held for sale	379,473	—
Total current assets	2,853,257	1,515,682
Property, plant and equipment, net	11,229,197	11,026,020
Operating lease right-of-use assets	1,483,491	—
Goodwill	4,648,913	4,836,388
Intangible assets, net	2,127,843	2,333,296
Other assets	499,632	533,252
Total assets	$22,842,333	$20,244,638
Liabilities and Stockholders' Equity
Accounts payable and accrued expenses	$755,150	$756,692
Accrued property, plant and equipment	335,490	179,412
Current portion of operating lease liabilities	137,002	—
Current portion of finance lease liabilities	65,518	77,844
Current portion of mortgage and loans payable	70,789	73,129
Current portion of senior notes	300,466	300,999
Other current liabilities	119,976	126,995
Liabilities held for sale	52,092	—
Total current liabilities	1,836,483	1,515,071
Operating lease liabilities, less current portion	1,333,901	—
Finance lease liabilities, less current portion	1,301,482	1,441,077
Mortgage and loans payable, less current portion	1,215,207	1,310,663
Senior notes, less current portion	7,835,317	8,128,785
Other liabilities	558,912	629,763
Total liabilities	14,081,302	13,025,359
Common stock	86	81
Additional paid-in capital	12,635,450	10,751,313
Treasury stock	(144,301)	(145,161)
Accumulated dividends	(3,956,318)	(3,331,200)
Accumulated other comprehensive loss	(1,040,236)	(945,702)
Retained earnings	1,266,430	889,948
Total Equinix stockholders' equity	8,761,111	7,219,279
Non-controlling interests	(80)	—
Total stockholders' equity	8,761,031	7,219,279
Total liabilities and stockholders' equity	$22,842,333	$20,244,638

Ending headcount by geographic region is as follows:
Americas headcount	3,647	3,480
EMEA headcount	2,884	2,751
Asia-Pacific headcount	1,708	1,672
Total headcount	8,239	7,903

EQUINIX, INC. Summary of Debt Principal Outstanding (in thousands) (unaudited)

	September 30, 2019	December 31, 2018

Finance lease liabilities	$1,367,000	$1,518,921

Term loans	1,243,999	1,337,868
Mortgage payable and other loans payable	41,997	45,924
Plus: debt discount and issuance costs, net	3,459	4,732
Total mortgage and loans payable principal	1,289,455	1,388,524

Senior notes	8,135,783	8,429,784
Plus: debt issuance costs	64,577	75,372
Less: debt premium	(2,310)	(5,031)
Total senior notes principal	8,198,050	8,500,125

Total debt principal outstanding	$10,854,505	$11,407,570

EQUINIX, INC. Condensed Consolidated Statements of Cash Flows (in thousands) (unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018

Cash flows from operating activities:
Net income	$120,811	$143,852	$124,825	$382,410	$255,337
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	321,746	320,550	306,318	957,001	921,611
Stock-based compensation	63,871	61,519	47,588	174,413	139,849
Amortization of debt issuance costs and debt discounts and premiums	3,196	3,238	3,148	9,429	10,609
(Gain) loss on debt extinguishment	(315)	—	(1,492)	67	39,214
Gain on asset sales	(463)	—	(6,013)	(463)	(6,013)
Impairment charges	1,189	386	—	16,023	—
Other items	2,820	4,745	5,730	15,789	16,940
Changes in operating assets and liabilities:
Accounts receivable	3,331	(42,370)	(46,685)	(123,389)	(85,126)
Income taxes, net	42,482	14,837	(10,010)	73,144	(32,876)
Accounts payable and accrued expenses	10,647	7,476	29,107	6,660	4,782
Operating lease right-of-use assets	29,743	37,219	—	108,226	—
Operating lease liabilities	(38,254)	(34,919)	—	(112,059)	—
Other assets and liabilities	(61,810)	26,390	(35,354)	(44,193)	(7,530)
Net cash provided by operating activities	498,994	542,923	417,162	1,463,058	1,256,797
Cash flows from investing activities:
Purchases, sales and maturities of investments, net	(2,905)	(3,063)	6,452	(14,747)	19,195
Business acquisitions, net of cash and restricted cash acquired	—	(34,143)	1,808	(34,143)	(829,185)
Purchases of real estate	(16,852)	(41,715)	(94,830)	(64,288)	(136,612)
Purchases of other property, plant and equipment	(556,822)	(444,171)	(545,541)	(1,364,960)	(1,415,509)
Proceeds from asset sales	117	—	12,154	117	12,154
Net cash used in investing activities	(576,462)	(523,092)	(619,957)	(1,478,021)	(2,349,957)
Cash flows from financing activities:
Proceeds from employee equity awards	24,425	—	24,243	52,018	50,103
Payment of dividend distributions	(212,752)	(208,449)	(185,983)	(625,804)	(554,742)
Proceeds from public offering of common stock, net of offering costs	99,421	348,121	265,671	1,660,976	273,873
Proceeds from loans payable	—	—	424,650	—	424,650
Proceeds from senior notes	—	—	—	—	929,850
Repayment of finance lease liabilities	(19,673)	(11,954)	(19,799)	(62,785)	(89,655)
Repayment of mortgage and loans payable	(17,584)	(17,878)	(404,083)	(53,796)	(429,498)
Repayment of senior notes	—	(150,000)	—	(150,000)	—
Debt extinguishment costs	—	—	—	—	(20,556)
Debt issuance costs	—	—	(635)	—	(12,218)
Net cash provided by (used in) financing activities	(126,163)	(40,160)	104,064	820,609	571,807
Effect of foreign currency exchange rates on cash, cash equivalents and restricted cash	(13,528)	2,106	(5,104)	(13,117)	(30,944)
Net increase (decrease) in cash, cash equivalents and restricted cash	(217,159)	(18,223)	(103,835)	792,529	(552,297)
Cash, cash equivalents and restricted cash at beginning of period	1,637,292	1,655,515	1,002,239	627,604	1,450,701
Cash, cash equivalents and restricted cash at end of period	$1,420,133	$1,637,292	$898,404	$1,420,133	$898,404
Supplemental cash flow information:
Cash paid for taxes	$29,383	$32,669	$28,206	$89,076	$77,648
Cash paid for interest	$153,265	$113,266	$152,887	$412,675	$375,015

Free cash flow (negative free cash flow) (1)	$(74,563)	$22,894	$(209,247)	$(216)	$(1,112,355)

Adjusted free cash flow (adjusted negative free cash flow) (2)	$(57,711)	$98,752	$(116,225)	$98,215	$(146,558)

(1)

We define free cash flow (negative free cash flow) as net cash provided by operating activities plus net cash provided by (used in) investing activities (excluding the net purchases, sales and maturities of investments) as presented below:

Net cash provided by operating activities as presented above	$498,994	$542,923	$417,162	$1,463,058	$1,256,797
Net cash used in investing activities as presented above	(576,462)	(523,092)	(619,957)	(1,478,021)	(2,349,957)
Purchases, sales and maturities of investments, net	2,905	3,063	(6,452)	14,747	(19,195)
Free cash flow (negative free cash flow)	$(74,563)	$22,894	$(209,247)	$(216)	$(1,112,355)

(2)

We define adjusted free cash flow (adjusted negative free cash flow) as free cash flow (negative free cash flow) as defined above, excluding any purchases of real estate and business acquisitions, net of cash and restricted cash acquired as presented below:

Free cash flow (negative free cash flow) as defined above	$(74,563)	$22,894	$(209,247)	$(216)	$(1,112,355)
Less business acquisitions, net of cash and restricted cash acquired	—	34,143	(1,808)	34,143	829,185
Less purchases of real estate	16,852	41,715	94,830	64,288	136,612
Adjusted free cash flow (adjusted negative free cash flow)	$(57,711)	$98,752	$(116,225)	$98,215	$(146,558)

EQUINIX, INC. Non-GAAP Measures and Other Supplemental Data (in thousands) (unaudited)

		Three Months Ended			Nine Months Ended
		September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
	Recurring revenues	$1,319,336	$1,306,045	$1,207,806	$3,900,209	$3,546,184
	Non-recurring revenues	77,474	78,932	75,945	244,796	215,387
	Revenues (1)	1,396,810	1,384,977	1,283,751	4,145,005	3,761,571

	Cash cost of revenues (2)	464,950	460,983	433,186	1,374,314	1,250,441
	Cash gross profit (3)	931,860	923,994	850,565	2,770,691	2,511,130

	Cash operating expenses (4)(7):
	Cash sales and marketing expenses(5)	98,117	95,114	93,339	301,447	282,876
	Cash general and administrative expenses (6)	159,041	151,870	144,700	457,377	432,209
	Total cash operating expenses (4)(7)	257,158	246,984	238,039	758,824	715,085

	Adjusted EBITDA (8)	$674,702	$677,010	$612,526	$2,011,867	$1,796,045

	Cash gross margins (9)	67%	67%	66%	67%	67%

	Adjusted EBITDA margins (10)	48%	49%	48%	49%	48%

	Adjusted EBITDA flow-through rate (11)	(20)%	77%	39%	62%	50%

	FFO (12)	$331,485	$352,973	$340,030	$1,010,531	$920,310

	AFFO (13)(14)	$472,744	$497,647	$402,250	$1,458,511	$1,244,952

	Basic FFO per share (15)	$3.90	$4.18	$4.26	$12.07	$11.57

	Diluted FFO per share(15)	$3.87	$4.16	$4.24	$12.00	$11.51

	Basic AFFO per share (15)	$5.56	$5.90	$5.04	$17.41	$15.65

	Diluted AFFO per share(15)	$5.52	$5.87	$5.01	$17.32	$15.57

(1)	The geographic split of our revenues on a services basis is presented below:

	Americas Revenues:

	Colocation	$441,596	$444,086	$433,828	$1,325,663	$1,294,848
	Interconnection	146,212	142,460	134,159	427,235	395,132
	Managed infrastructure	24,082	22,908	18,698	68,777	55,525
	Other	3,392	5,352	5,161	14,723	11,220
	Recurring revenues	615,282	614,806	591,846	1,836,398	1,756,725
	Non-recurring revenues	29,993	29,614	33,838	97,663	89,861
	Revenues	$645,275	$644,420	$625,684	$1,934,061	$1,846,586

	EMEA Revenues:

	Colocation	$357,201	$347,795	$305,072	$1,036,121	$886,651
	Interconnection	41,063	38,614	34,640	117,202	103,586
	Managed infrastructure	27,651	28,397	28,387	85,136	88,804
	Other	1,787	2,275	2,552	6,561	6,682
	Recurring revenues	427,702	417,081	370,651	1,245,020	1,085,723
	Non-recurring revenues	30,438	32,774	26,104	97,635	73,830
	Revenues	$458,140	$449,855	$396,755	$1,342,655	$1,159,553

	Asia-Pacific Revenues:

	Colocation	$214,304	$213,734	$191,143	$637,703	$543,513
	Interconnection	39,495	37,957	33,318	114,148	96,011
	Managed infrastructure	22,553	22,467	20,848	66,940	64,212
	Recurring revenues	276,352	274,158	245,309	818,791	703,736
	Non-recurring revenues	17,043	16,544	16,003	49,498	51,696
	Revenues	$293,395	$290,702	$261,312	$868,289	$755,432

	Worldwide Revenues:

	Colocation	$1,013,101	$1,005,615	$930,043	$2,999,487	$2,725,012
	Interconnection	226,770	219,031	202,117	658,585	594,729
	Managed infrastructure	74,286	73,772	67,933	220,853	208,541
	Other	5,179	7,627	7,713	21,284	17,902
	Recurring revenues	1,319,336	1,306,045	1,207,806	3,900,209	3,546,184
	Non-recurring revenues	77,474	78,932	75,945	244,796	215,387
	Revenues	$1,396,810	$1,384,977	$1,283,751	$4,145,005	$3,761,571

(2)	We define cash cost of revenues as cost of revenues less depreciation, amortization, accretion and stock-based compensation as presented below:

	Cost of revenues	$704,339	$698,179	$660,309	$2,084,548	$1,934,540
	Depreciation, amortization and accretion expense	(232,285)	(230,696)	(222,523)	(691,618)	(670,993)
	Stock-based compensation expense	(7,104)	(6,500)	(4,600)	(18,616)	(13,106)
	Cash cost of revenues	$464,950	$460,983	$433,186	$1,374,314	$1,250,441

	The geographic split of our cash cost of revenues is presented below:

	Americas cash cost of revenues	$182,516	$182,920	$181,826	$545,071	$526,138
	EMEA cash cost of revenues	180,370	179,347	160,173	532,918	468,072
	Asia-Pacific cash cost of revenues	102,064	98,716	91,187	296,325	256,231
	Cash cost of revenues	$464,950	$460,983	$433,186	$1,374,314	$1,250,441

(3)	We define cash gross profit as revenues less cash cost of revenues (as defined above).

(4)

We define cash operating expense as selling, general, and administrative expense less depreciation, amortization, and stock-based compensation. We also refer to cash operating expense as cash selling, general and administrative expense or "cash SG&A".

	Selling, general, and administrative expense	$403,386	$391,857	$364,822	$1,180,004	$1,092,446
	Depreciation and amortization expense	(89,461)	(89,854)	(83,795)	(265,383)	(250,618)
	Stock-based compensation expense	(56,767)	(55,019)	(42,988)	(155,797)	(126,743)
	Cash operating expense	$257,158	$246,984	$238,039	$758,824	$715,085

(5)	We define cash sales and marketing expense as sales and marketing expense less depreciation, amortization and stock-based compensation as presented below:

	Sales and marketing expense	$161,574	$159,201	$157,920	$490,490	$471,898
	Depreciation and amortization expense	(47,663)	(48,930)	(50,415)	(144,791)	(149,042)
	Stock-based compensation expense	(15,794)	(15,157)	(14,166)	(44,252)	(39,980)
	Cash sales and marketing expense	$98,117	$95,114	$93,339	$301,447	$282,876

(6)	We define cash general and administrative expense as general and administrative expense less depreciation, amortization and stock-based compensation as presented below:

	General and administrative expense	$241,812	$232,656	$206,902	$689,514	$620,548
	Depreciation and amortization expense	(41,798)	(40,924)	(33,380)	(120,592)	(101,576)
	Stock-based compensation expense	(40,973)	(39,862)	(28,822)	(111,545)	(86,763)
	Cash general and administrative expense	$159,041	$151,870	$144,700	$457,377	$432,209

(7)	The geographic split of our cash operating expense, or cash SG&A, as defined above, is presented below:

	Americas cash SG&A	$156,103	$152,448	$147,855	$465,444	$438,941
	EMEA cash SG&A	65,252	60,863	56,785	188,502	174,691
	Asia-Pacific cash SG&A	35,803	33,673	33,399	104,878	101,453
	Cash SG&A	$257,158	$246,984	$238,039	$758,824	$715,085

(8)

We define adjusted EBITDA as income from operations excluding depreciation, amortization, accretion, stock-based compensation, restructuring charges, impairment charges, transaction costs and gain or loss on asset sales as presented below:

	Income from operations	$285,368	$291,781	$265,753	$856,657	$706,666
	Depreciation, amortization and accretion expense	321,746	320,550	306,318	957,001	921,611
	Stock-based compensation expense	63,871	61,519	47,588	174,413	139,849
	Impairment charges	1,189	386	—	16,023	—
	Transaction costs	2,991	2,774	(1,120)	8,236	33,932
	Gain on asset sales	(463)	—	(6,013)	(463)	(6,013)
	Adjusted EBITDA	$674,702	$677,010	$612,526	$2,011,867	$1,796,045

	The geographic split of our adjusted EBITDA is presented below:

	Americas income from operations	$88,494	$99,195	$106,536	$277,700	$295,983
	Americas depreciation, amortization and accretion expense	168,397	167,614	156,920	503,147	475,283
	Americas stock-based compensation expense	48,377	42,676	32,818	125,224	97,799
	Americas impairment charges	1,189	386	—	16,023	—
	Americas transaction costs	199	(819)	(271)	1,452	12,442
	Americas adjusted EBITDA	$306,656	$309,052	$296,003	$923,546	$881,507

	EMEA income from operations	$113,771	$106,555	$88,830	$325,333	$225,979
	EMEA depreciation, amortization and accretion expense	87,010	88,109	89,190	259,666	270,510
	EMEA stock-based compensation expense	9,792	11,353	8,532	30,008	24,074
	EMEA transaction costs	2,408	3,628	(742)	6,691	2,240
	EMEA gain on asset sales	(463)	—	(6,013)	(463)	(6,013)
	EMEA adjusted EBITDA	$212,518	$209,645	$179,797	$621,235	$516,790

	Asia-Pacific income from operations	$83,103	$86,031	$70,387	$253,624	$184,704
	Asia-Pacific depreciation, amortization and accretion expense	66,339	64,827	60,208	194,188	175,818
	Asia-Pacific stock-based compensation expense	5,702	7,490	6,238	19,181	17,976
	Asia-Pacific transaction costs	384	(35)	(107)	93	19,250
	Asia-Pacific adjusted EBITDA	$155,528	$158,313	$136,726	$467,086	$397,748

(9)	We define cash gross margins as cash gross profit divided by revenues.

	Our cash gross margins by geographic region is presented below:

	Americas cash gross margins	72%	72%	71%	72%	72%
	EMEA cash gross margins	61%	60%	60%	60%	60%
	Asia-Pacific cash gross margins	65%	66%	65%	66%	66%

(10)	We define adjusted EBITDA margins as adjusted EBITDA divided by revenues.

	Americas adjusted EBITDA margins	48%	48%	47%	48%	48%
	EMEA adjusted EBITDA margins	46%	47%	45%	46%	45%
	Asia-Pacific adjusted EBITDA margins	53%	54%	52%	54%	53%

(11)	We define adjusted EBITDA flow-through rate as incremental adjusted EBITDA growth divided by incremental revenue growth as follows:

	Adjusted EBITDA - current period	$674,702	$677,010	$612,526	$2,011,867	$1,796,045
	Less adjusted EBITDA - prior period	(677,010)	(660,155)	(604,004)	(1,833,725)	(1,624,467)
	Adjusted EBITDA growth	$(2,308)	$16,855	$8,522	$178,142	$171,578

	Revenues - current period	$1,396,810	$1,384,977	$1,283,751	$4,145,005	$3,761,571
	Less revenues - prior period	(1,384,977)	(1,363,218)	(1,261,943)	(3,855,777)	(3,418,903)
	Revenue growth	$11,833	$21,759	$21,808	$289,228	$342,668

	Adjusted EBITDA flow-through rate	(20)%	77%	39%	62%	50%

(12)

FFO is defined as net income or loss, excluding gain or loss from the disposition of real estate assets, depreciation and amortization on real estate assets and adjustments for unconsolidated joint ventures' and non-controlling interests' share of these items.

	Net income	$120,811	$143,852	$124,825	$382,410	$255,337
	Net (income) loss attributable to non-controlling interests	39	(325)	—	45	—
	Net income attributable to Equinix	120,850	143,527	124,825	382,455	255,337
	Adjustments:
	Real estate depreciation	209,903	209,103	220,017	624,655	663,901
	(Gain) loss on disposition of real estate property	732	343	(4,812)	3,421	1,072
	FFO attributable to common shareholders	$331,485	$352,973	$340,030	$1,010,531	$920,310

(13)

AFFO is defined as FFO, excluding depreciation and amortization expense on non-real estate assets, accretion, stock-based compensation, restructuring charges, impairment charges, transaction costs, an installation revenue adjustment, a straight-line rent expense adjustment, a contract cost adjustment, amortization of deferred financing costs and debt discounts and premiums, gain or loss on debt extinguishment, an income tax expense adjustment, net income or loss from discontinued operations, net of tax, recurring capital expenditures and adjustments from FFO to AFFO for unconsolidated joint ventures' and non-controlling interests' share of these items.

	FFO attributable to common shareholders	$331,485	$352,973	$340,030	$1,010,531	$920,310
	Adjustments:
	Installation revenue adjustment	5,759	1,492	3,209	8,280	6,208
	Straight-line rent expense adjustment	2,716	2,300	1,551	7,394	5,516
	Amortization of deferred financing costs and debt discounts and premiums	3,196	3,238	3,148	9,429	10,609
	Contract cost adjustment	(10,179)	(12,348)	(5,271)	(29,305)	(13,010)
	Stock-based compensation expense	63,871	61,519	47,588	174,413	139,849
	Non-real estate depreciation expense	63,151	60,904	33,917	182,049	103,281
	Amortization expense	48,837	49,217	51,792	147,589	153,443
	Accretion expense (adjustment)	(145)	1,326	592	2,708	986
	Recurring capital expenditures	(47,404)	(36,726)	(55,382)	(105,077)	(132,819)
	(Gain) loss on debt extinguishment	(315)	—	(1,492)	67	39,214
	Transaction costs	2,991	2,774	(1,120)	8,236	33,932
	Impairment charges	1,189	386	—	16,023	—
	Income tax expense adjustment	7,592	10,592	(16,312)	26,174	(22,567)
	AFFO attributable to common shareholders	$472,744	$497,647	$402,250	$1,458,511	$1,244,952

(14)	Following is how we reconcile from adjusted EBITDA to AFFO:

	Adjusted EBITDA	$674,702	$677,010	$612,526	$2,011,867	$1,796,045
	Adjustments:
	Interest expense, net of interest income	(110,473)	(112,785)	(127,654)	(341,902)	(380,036)
	Amortization of deferred financing costs and debt discounts and premiums	3,196	3,238	3,148	9,429	10,609
	Income tax expense	(57,827)	(47,324)	(18,510)	(147,720)	(41,625)
	Income tax expense adjustment	7,592	10,592	(16,312)	26,174	(22,567)
	Straight-line rent expense adjustment	2,716	2,300	1,551	7,394	5,516
	Contract cost adjustment	(10,179)	(12,348)	(5,271)	(29,305)	(13,010)
	Installation revenue adjustment	5,759	1,492	3,209	8,280	6,208
	Recurring capital expenditures	(47,404)	(36,726)	(55,382)	(105,077)	(132,819)
	Other income	3,428	12,180	3,744	15,442	9,546
	(Gain) loss on disposition of real estate property	732	343	(4,812)	3,421	1,072
	Adjustments for unconsolidated JVs' and non-controlling interests	39	(325)	—	45	—
	Adjustment for gain on sale of asset	463	—	6,013	463	6,013
	AFFO attributable to common shareholders	$472,744	$497,647	$402,250	$1,458,511	$1,244,952

(15)	The shares used in the computation of basic and diluted FFO and AFFO per share attributable to Equinix is presented below:

	Shares used in computing basic net income per share, FFO per share and AFFO per share	85,012	84,399	79,872	83,753	79,533
	Effect of dilutive securities:
	Employee equity awards	559	368	411	470	423
	Shares used in computing diluted net income per share, FFO per share and AFFO per share	85,571	84,767	80,283	84,223	79,956

	Basic FFO per share	$3.90	$4.18	$4.26	$12.07	$11.57
	Diluted FFO per share	$3.87	$4.16	$4.24	$12.00	$11.51

	Basic AFFO per share	$5.56	$5.90	$5.04	$17.41	$15.65
	Diluted AFFO per share	$5.52	$5.87	$5.01	$17.32	$15.57

CONTACT: Equinix Investor Relations Contacts: Katrina Rymill, Equinix, Inc., (650) 598-6583, krymill@equinix.com; Chip Newcom, Equinix, Inc., (650) 598-6262, cnewcom@equinix.com; Equinix Media Contact: Michelle Lindeman, Equinix, Inc., (650) 598-6361, mlindeman@equinix.com